Exhibit (13)(e)

                                  SUBSCRIPTION

                                                     ____________, 1998

To:      The Trustees of the
           State Street Research Financial Trust
         One Financial Center
         Boston, Massachusetts   02111-2690


         The undersigned hereby subscribes to one Class ____ share of beneficial interest of State Street Research IntelliQuant Portfolios: Small-Cap Value, having a par value of $.001, at a price of $_____ per share and agrees to pay therefor upon demand in cash the amount of $________.

                                      Very truly yours,

                                      STATE STREET RESEARCH &
                                      MANAGEMENT COMPANY



                                      By: ______________________________

                                                     ______________, 1998


State Street Research Financial Trust
One Financial Center
Boston, Massachusetts   02111-2690

         In connection with your sale to us of one Class ___ share of beneficial interest of State Street Research IntelliQuant Portfolios: Small-Cap Value (the "Share"), we hereby confirm that we are acquiring the Share for investment for our own account as the sole beneficial owner thereof, and not with a view to or in connection with any resale or distribution of the Share or of any interest therein. We hereby agree that we will not sell, assign or transfer the Share or any interest therein, except upon repurchase or redemption by the Fund, unless and until you have received an opinion of your counsel indicating to your satisfaction that said sale, assignment or transfer will not violate the provisions of the 1933 Act or any rules or regulations promulgated thereunder.

                                       STATE STREET RESEARCH &
                                       MANAGEMENT COMPANY



                                       By: _______________________________